EXHIBIT 10.1

STOCK PURCHASE AGREEMENT

by and among

PRENTKE ROMICH COMPANY,
an Ohio corporation,

WORDS+, INC.
a California corporation,

and

SIMULATIONS PLUS, INC.
a California corporation,

November 15, 2011

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ARTICLE 5	COVENANTS		10
	5.1	Competition	10
	5.2	Non-Solicitation	10
	5.3	Further Assurances	10
	5.4	Certain Filings	10
	5.5	Public Announcements	11
	5.6	Agreements Regarding Tax Matters	11
	5.7	Pre-Closing Covenants	14
	5.8	Lease of Space	16
ARTICLE 6	INDEMNIFICATION		17
	6.1	Survival Period	17
	6.2	Indemnification by Sim Plus	17
	6.3	Indemnification by Purchaser	18
	6.4	Limitations on Indemnification	18
	6.5	Indemnification Claims	19
	6.6	Defense of Third-Party Claims	20
	6.7	Exclusive Remedy	21
ARTICLE 7	TERMINATION		21
	7.1	Termination of the Agreement	21
	7.2	Effect of Termination	22
	7.3	Waiver of Conditions	22
	7.4	Force Majeure	22
ARTICLE 8	MISCELLANEOUS		23
	8.1	Definitions	23
	8.2	Rules of Construction	26
	8.3	Confidentiality	27
	8.4	Notices	27
	8.5	Succession and Assignment	28
	8.6	Entire Agreement	28
	8.7	Amendment	28
	8.8	Counterparts	28
	8.9	Third-Party Rights	28
	8.10	Exhibits and Schedules	28
	8.11	Interpretation	28
	8.12	Severability	29
	8.13	Governing Law	29
	8.14	Forum Selection; Consent to Jurisdiction	29
	8.15	Attorney Client Privilege	29

EXHIBITS

A.    Section 338(h)(10) Election Valuation

SCHEDULES

Disclosure Schedules

ii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 15, 2011 (the “Execution Date”), by and among Prentke Romich Company, an Ohio corporation (“Purchaser”), Words+, Inc., a California corporation (“Words+”), and Simulations Plus, Inc., a California corporation (“Sim Plus”).  Purchaser, Words+, and Sim Plus are sometimes referred to collectively herein as the “Parties” and, individually, as a “Party”.

RECITALS:

A.    Sim Plus owns all of the issued and outstanding shares of capital stock of Words+ on a fully-diluted basis (collectively, the “Shares”).

B.    Purchaser desires to acquire from Sim Plus, and Sim Plus desires to sell to Purchaser, all of the Shares on the terms and subject to the conditions set forth in this Agreement (the “Acquisition”).

THEREFORE, in consideration of the mutual covenants, promises, agreements and provisions contained herein and subject to the satisfaction of the terms set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1
ACQUISITION AND PURCHASE PRICE

1.1   The Acquisition.  Upon the terms and subject to the conditions of this Agreement, Sim Plus agrees to sell, convey, transfer and deliver to Purchaser at the Closing, and Purchaser agrees to purchase and accept from Sim Plus at the Closing, all of the Shares, for the consideration specified below.

1.2   Purchase Price.

(a)   Initial Purchase Price.  The aggregate purchase price for the Shares shall be Two Million One Hundred Thousand Dollars ($2,100,000), as increased or decreased pursuant to Section 1.2(b) (the “Purchase Price”), which Purchaser shall pay to Sim Plus on the Closing Date by wire transfer of immediately available funds to an account designated by Sim Plus.

(b)   Net Working Capital Adjustment.  On or before the Closing Date, Sim Plus shall deliver to Purchaser a certificate setting forth the Net Working Capital of Words+ as of the close of business on the day before the Closing (the “Closing Net Working Capital”), using accounting policies and procedures consistent with Words+’s past practices (the “Net Working Capital Certificate”).  If the Closing Net Working Capital is less than Six Hundred Ninety Thousand One Hundred Ninety-One Dollars ($690,191.00), then the Purchase Price shall be decreased by an amount equal to the difference of Six Hundred Ninety Thousand One Hundred Ninety-One Dollars ($690,191.00) minus the Closing Net Working Capital.  If the Closing Net Working Capital is greater than Seven Hundred Ninety Thousand One Hundred Ninety-One Dollars ($790,191.00), then the Purchase Price shall be increased by an amount equal to the difference of the Closing Net Working Capital minus Seven Hundred Ninety Thousand One Hundred Ninety-One Dollars ($790,191).  If the Closing Net Working Capital is equal to or greater than Six Hundred Ninety Thousand One Hundred Ninety-One Dollars ($690,191.00), but less than Seven Hundred Ninety Thousand One Hundred Ninety-One Dollars and One Cent ($790,191.01), then the Purchase Price shall not be adjusted and will remain Two Million One Hundred Thousand Dollars ($2,100,000).

1.3   The Closing.  The closing of the transactions contemplated by this Agreement (“Closing”) shall be held at the offices of Luce, Forward, Hamilton & Scripps LLP in San Diego, California as of 5:00 p.m. (local time) on November 30, 2011 (the “Closing Date”).

(a)   Closing Deliveries – Words+ and Sim Plus.  At or prior to the Closing, Words+ and Sim Plus, as applicable, shall have delivered to Purchaser all of the following:

(i)   written resignations, effective as of the Closing Date, of each director and officer of Words+;

(ii)   a certificate, signed by the secretary of Words+, certifying (i) current copies, as amended, of the articles of incorporation (the “Charter”), and bylaws of Words+, and (ii) the resolutions of the board of directors of Words+ authorizing this Agreement and the Acquisition;

(iii)   stock certificate(s) representing the Shares (each, a “Certificate”), duly endorsed in blank or accompanied by a duly executed stock power;

(iv)   a certificate signed by an officer of Words+ and Sim Plus, certifying that the conditions set forth in Sections 1.4(a) and 1.4(b) have been satisfied;

(v)   an unaudited balance sheet of  Words+ as of the Closing Date; and

(vi)   the Net Working Capital Certificate.

(b)   Closing Deliveries – Purchaser.  At or prior to the Closing, Purchaser shall have delivered to Sim Plus all of the following:

(i)   the Purchase Price; and

(ii)   a certificate signed by an officer of Purchaser, certifying that the conditions set forth in Sections 1.5(a) and 1.5(b) have been satisfied.

1.4   Conditions to Purchaser’s Obligation to Close.  The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by Purchaser, on or prior to the Closing Date, of the following conditions:

(a)   The deliveries set forth in Section 1.3(a) shall have been satisfied; and

(b)   There shall have been no material breach by Words+ or Sim Plus in the performance of any of their covenants and agreements herein; each of the representations and warranties of Words+ and Sim Plus contained herein shall be true and correct in all material respects on the Closing Date as though made on the Closing Date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date); and there shall have been delivered to Purchaser a certificate to such effect, dated the Closing Date, signed on behalf of each of Words+ and Sim Plus, in addition to the other deliveries specified in Section 1.3(a).

1.5   Conditions to Words+ and Sim Plus’ Obligation to Close.  The obligation of Words+ and Sim Plus to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, or waiver by Sim Plus (on behalf of Sim Plus and Words+), on or prior to the Closing Date, of the following conditions:

(a)   The deliveries set forth in Section 1.3(b) shall have been satisfied; and

(b)   There shall have been no material breach by Purchaser in the performance of any of its covenants and agreements herein; each of the representations and warranties of Purchaser contained or referred to in this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date); and there shall have been delivered to Words+ and Sim Plus a certificate to such effect, dated the Closing Date and signed on behalf of Purchaser, in addition to the other deliveries specified in Section 1.3(b); and

(c)   Sim Plus shall have prepared and shall be ready to file all Current Reports on Form 8-K required to be filed by Sim Plus with the Commission in connection with or arising out of the Acquisition or the Closing.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF WORDS+

Words+ and Sim Plus hereby represent and warrant to Purchaser, subject to such exceptions as are disclosed in the attached Disclosure Schedules (“Disclosure Schedules”) or the SEC Reports, that the statements set forth in this Article 2 are true and correct:

2.1   Organization and Power.  Words+ is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of California and has the requisite corporate power and corporate authority to carry on its business as now conducted.  Complete and correct copies of Words+’s Charter and bylaws, and all amendments thereto, have been made available to Purchaser.  Words+ is duly qualified and in good standing to do business in each jurisdiction in which the transaction of its business makes such qualification necessary, except where the failure to so qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

2.2   Capitalization.

(a)   All of the outstanding shares of Words+’s capital stock are owned and held of record by Sim Plus and have been duly authorized and validly issued and are fully paid and nonassessable.  None of the outstanding shares of capital stock of Words+ was issued in violation of any preemptive or preferential rights of any Person.

(b)   There are no (i) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Words+ to issue, sell, or otherwise cause to become outstanding any of its capital stock, or (ii) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Words+.

(c)   There are no voting trusts, proxies, or other agreements with respect to the voting of the capital stock of Words+.

(d)   Words+ does not directly or indirectly have any subsidiaries or any direct or indirect ownership interests in any Person.

2.3   Due Authorization of Words+.  Words+ has all requisite corporate power and corporate authority to execute, deliver and perform this Agreement and all other agreements, documents, certificates, schedules and instruments contemplated by this Agreement (“Related Agreements”), and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby have been, or upon execution will have been, duly and validly authorized by all necessary corporate and shareholder action of Words+.  This Agreement and the Related Agreements have been, or upon execution will have been, duly and validly executed and delivered by Words+ and constitute the valid and binding obligation of Words+, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, receivership, conservatorship, or similar laws or judicial decisions relating to or affecting the rights of creditors generally, or by the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies (whether considered in a proceeding in equity or at law).

2.4   No Conflicts.  The execution, delivery, and performance of this Agreement and each of the Related Agreements by Words+ do not and shall not (a) violate or conflict with any provision of Words+’s Charter or bylaws, (b) to Words+’s Knowledge, violate in any material respect any provision of law applicable to Words+, which would reasonably be expected to have a Material Adverse Effect, (c) violate or result in a material breach of, or constitute (with or without due notice or lapse of time or both) a default under, any Contract, subject to the receipt of the consents listed in Schedule 2.5, or (d) result in the imposition of any Lien on any of Words+’s assets.

2.5   Consents and Approvals.  Schedule 2.5 sets forth a list of each consent, waiver, authorization or approval of any governmental entity or any Person, required in connection with the execution and delivery of this Agreement, including in connection with the Contracts, or any of the Related Agreements by Words+ or the performance by Words+ of its obligations hereunder or thereunder.

2.6   SEC Reports; Financial Statements.  Sim Plus has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the twelve months preceding the date hereof (the foregoing materials (together with any materials filed by Sim Plus under the Exchange Act and the Securities Act, whether or not required) being collectively referred to herein as the “SEC Reports”).  As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder.  The financial statements of Sim Plus included in the reports required to be filed by Sim Plus under the Exchange Act for the twenty-four months preceding the date hereof comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto, and fairly present in all material respects the financial position of Sim Plus and its consolidated subsidiaries, including Words+, as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.  Except as disclosed in the SEC Reports, since the date of the latest audited financial statements included within the SEC Reports, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) Sim Plus has not altered its method of accounting or the identity of its auditors, and (iii) Sim Plus has not declared or made any dividend or distribution of cash or other property to its shareholders, in their capacities as such.

2.7   Absence of Litigation.  Except as disclosed in the SEC Reports, there is no action, suit, claim, or proceeding, or, to the  Knowledge of Sim Plus or Words+, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of Sim Plus or Words+, threatened against or affecting Sim Plus or Words+ that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect .

2.8   Title to Assets.  Words+ has good title to, or a valid leasehold interest in, all personal property that is material to the business of  Words+ as conducted on the date of this Agreement, in each case free and clear of all Liens, except for Liens that would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect.  All such personal property is in good operating condition and repair, normal wear and tear excepted, and are reasonably fit and usable for the purposes for which it is being used.

2.9   Taxes.  All Taxes owing by Words+ (whether or not shown to be payable on a Tax Return or on subsequent assessments with respect thereto) have been paid in full on a timely basis to the extent such Taxes are due and payable on or prior to the Closing Date.  Words+ has properly and timely filed or caused to be filed all Tax Returns.

2.10   Real Property.

(a)   Words+ owns no real property.

(b)   Schedule 2.10(b) sets forth a list of all real property in which Words+ has a leasehold interest and/or pursuant to which Words+ leases or subleases any real property, together with all lease and sublease agreements relating thereto (“Leased Real Property,” with the leases, subleases or other agreements evidencing such interests being referred to as the “Real Property Leases”).

(c)   All Real Property Leases used in the conduct of the business are in full force and effect, and Words+ holds a valid and existing leasehold interest under each of the leases.  Words+ is not in default in any material respect under any of the Real Property Leases.  Words+ has not received written notice of any default (and Words+ has no Knowledge of any default) under the Real Property Leases.  No person has the right to terminate or accelerate performance under or otherwise modify (including upon the giving notice or the passage of time) any of the Real Property Leases, except in accordance with the provisions thereof.  The Leased Real Property is in good operating condition and repair, normal wear and tear excepted.  To the Knowledge of Words+, the Leased Real Property is not subject to any use restrictions, exceptions, reservations or limitations that in any material respect interfere with or impair the present use thereof in the Ordinary Course of Business.  To the Knowledge of Words+, there are no pending or threatened, condemnation or other proceedings or claims relating to any of the Leased Real Property.  The Leased Real Property is zoned for the purposes for which it is presently used by Words+.

2.11   Intellectual Property.  Words+ has, or has the right to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights that are necessary or material for use in connection with its business as described in the SEC Reports and which the failure to so would reasonably be expected to have a Material Adverse Effect (collectively, the “Intellectual Property Rights”).  To the Knowledge of Sim Plus, none of the Intellectual Property Rights used by Words+  violates or infringes upon the rights of any Person.  Neither Sim Plus nor Words+ has received a written notice that any of such Intellectual Property Rights used by Words+  violates or infringes upon the rights of any Person.  To the Knowledge of Sim Plus and Words+, there is no existing infringement by another Person of any of the Intellectual Property Rights.

2.12   Insurance.  Words+ is insured (whether by itself or with Sim Plus) against such losses and risks and in such amounts as are prudent and customary in the businesses and location in which Words+ is engaged.  Neither Words+ nor  Sim Plus has been notified in writing that it will not be able to renew the existing insurance coverage of Words+ as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business without a significant increase in cost.

2.13   Regulatory Permits.  Words+ possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its businesses as described in the SEC Reports, except where the failure to possess such permits does not, individually or in the aggregate, have or result in a Material Adverse Effect (“Material Permits”), and neither Sim Plus nor Words+ has received any written notice of proceedings relating to the revocation or modification of any Material Permit.

2.14   Environmental Matters.  To the Knowledge of Sim Plus and Words+, Words+ is not currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any Environmental Laws (as defined below).  “Environmental Law” means any law or writ, judgment, decree, injunction or similar order relating to the regulation or protection of human health, safety or the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

2.15   Product Liability Claims.  Since January 1, 2008, Words+ has not received any written notice of any claim or allegation of, and Words+ has not been a party to any suit, action, governmental investigation or other proceeding or judgment, order, injunction, decree, stipulation or award relating to, bodily or personal injury, death or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief, in each case arising from any alleged defect in any product sold by Words+.   To the Knowledge of Words+ and Sim Plus, there is no basis for any present or future suit, action, governmental investigation or other proceeding or judgment, order, injunction, decree, stipulation or award relating to, bodily or personal injury, death or property or economic damages, any claim for punitive or exemplary damages, any claim for contribution or indemnification, or any claim for injunctive relief, in each case arising from any alleged defect in any product sold by Words+.

2.16   Employees.  Words+ has no employees.

2.17   Broker’s Fees.  Schedule 2.17 sets forth a true and complete list of each agent, broker, investment banker, Person or firm who or which has acted on behalf, or under the authority, of Words+ or Sim Plus or will be entitled to any fee or commission directly or indirectly from Words+ or Sim Plus in each case in connection with or in anticipation of any of the transactions contemplated hereby.

2.18   Intracompany Loan.  The intracompany loan by Sim Plus to Words+ reflected in the books and records of Words+ and Sim Plus will be paid off, forgiven and/or otherwise satisfied in full prior to the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF SIM PLUS

Sim Plus hereby represents and warrants to Purchaser, subject to such exceptions as are disclosed in the attached Disclosure Schedules or the SEC Reports, that the statements set forth in this Article 3 are true and correct:

3.1   Ownership.  Sim Plus owns the Shares free and clear of any Liens, and none of the Shares are subject to any outstanding option, warrant, call, or similar right of any other Person to acquire the same, and none of the Shares are subject to any restriction on transfer thereof except for restrictions imposed by the Charter or bylaws of Words+ or by applicable federal and state securities laws.  There are no pending proceedings against Sim Plus affecting the Shares.

3.2   Authority.  Sim Plus has all requisite corporate power and corporate authority to execute, deliver and perform this Agreement and the Related Agreements, and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby have been, or upon execution will have been, duly and validly authorized by all necessary corporate and shareholder action of Sim Plus.  This Agreement and the Related Agreements have been, or upon execution will have been, duly and validly executed and delivered by Sim Plus and constitute the valid and binding obligation of Sim Plus, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, receivership, conservatorship, or similar laws or judicial decisions relating to or affecting the rights of creditors generally, or by the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies (whether considered in a proceeding in equity or at law).

3.3   No Conflicts.  Neither the execution and delivery of this Agreement by Sim Plus nor the consummation by Sim Plus of the transactions contemplated herein, nor compliance by Sim Plus with any of the provisions hereof, will result in a violation or breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets of Sim Plus, under any of the terms, conditions or provisions of any known note, bond, mortgage, indenture, deed of trust, license, contract, lease, agreement or other instrument or obligation of any kind to which Sim Plus is a party or by which Sim Plus’ assets may be bound.

3.4   Disclaimer of Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN ARTICLES 2 AND 3, NEITHER SIM PLUS NOR WORDS+ MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE ACQUISITION, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.  NEITHER THE PURCHASER NOR ANY PURCHASER INDEMNIFIED PARTIES ARE ENTITLED TO RELY ON ANY STATEMENT, REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, EXPRESS OR IMPLIED, OTHER THAN THOSE EXPRESSLY SET FORTH IN ARTICLES 2 OR 3.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES
OF PURCHASER

Purchaser represents and warrants to Sim Plus and Words+ that the statements set forth in this Article 4 are true and correct:

4.1   Organization and Standing.  Purchaser is a corporation duly formed, validly existing and in good standing under the laws of Ohio.  Purchaser has all requisite power and authority to enter into this Agreement and the Related Agreements, to carry out the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder.  Complete and correct copies of Purchaser’s Articles of Incorporation and Bylaws, and all amendments thereto, have been made available to Sim Plus.

4.2   Due Authorization.  Purchaser has all requisite power and authority to execute, deliver and perform this Agreement and the Related Agreements and to carry out the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby have been, or upon execution will be, duly and validly authorized by all necessary action of Purchaser.  This Agreement and the Related Agreements have been, or upon execution will be, duly and validly executed and delivered by Purchaser and constitute the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, receivership, conservatorship, or similar laws or judicial decisions relating to or affecting the rights of creditors generally, or by the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies (whether considered in a proceeding in equity or at law).

4.3   No Conflicts.  The execution, delivery, and performance of this Agreement and each of the Related Agreements by Purchaser do not and shall not (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Purchaser, (b) violate any material provision of law applicable to Purchaser, or (c) violate or result in a material breach of, or constitute (with or without due notice or lapse of time or both) a default under, any material agreement to which Purchaser is a party.  No consent, waiver, authorization or approval of any governmental entity or any other Person is required in connection with the execution and delivery of this Agreement or any of the Related Agreements by Purchaser or the performance by Purchaser of its obligations hereunder or thereunder.

4.4   Investment/Accredited Investor.  Purchaser hereby represents that it is acquiring the Shares purchased hereunder or acquired pursuant hereto for its own account with the present intention of holding such securities for purposes of investment, that it is an “accredited investor” as that term is defined in Rule 501 promulgated under the Securities Act, and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.  Purchaser further represents that it does not presently have any contract, undertaking, agreement or arrangement with any person to sell or to any third person any of the Shares.

4.5   Experience of Purchaser.  Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the Acquisition, and has so evaluated the merits and risks of the Acquisition.  Purchaser is able to bear the economic risk of an investment in the Shares and is able to afford a complete loss of such investment.

4.6   Financing Commitments.  Purchaser presently has and will have at the Closing all funds or financing commitments in place necessary to pay and deliver the Purchase Price as contemplated hereby.

4.7   Opportunity to Conduct Due Diligence.  Without limiting any representation made herein by Words+ and Sim Plus, Purchaser hereby acknowledges and agrees that prior to entering into this Agreement, Purchaser had the opportunity to conduct a due diligence review of Words+, and to confirm all matters that Purchaser may deem relevant to its acquisition of Words+, including, without limitation, its review of Sim Plus’ SEC Reports and the opportunity to review the Words+’s books, records, files, data and accounts relating to Words+, and to review, inspect and observe the operations of Words+.

ARTICLE 5
COVENANTS

5.1   Competition.  In consideration of the benefits of this Agreement to Sim Plus and in order to induce Purchaser to enter into this Agreement, Sim Plus hereby covenants and agrees that, from the Closing Date and continuing until the third anniversary of the Closing Date, neither Sim Plus, nor its Affiliates that it controls, shall, directly or indirectly, as a partner, shareholder, member, proprietor, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, any business or entity which engages, anywhere in the Restricted Territory, in any business which is in competition with the business of Words+ as of the Closing Date.  For purposes of this Agreement, the “Restricted Territory” shall mean the United States of America.

5.2   Non-Solicitation.  In consideration of the benefits of this Agreement to Sim Plus, and in order to induce Purchaser to enter into this Agreement, Sim Plus covenants and agrees that, from the Closing Date and continuing until the third anniversary of the Closing Date, neither Sim Plus, nor any of its Affiliates that it controls, shall, directly or indirectly (a) solicit or recruit for employment any employee of Words+; (b) encourage any employee of Words+ to leave his, her or its employment with Words+; (c) solicit any Person that is at the time of the solicitation a customer of Words+ for the purpose of (x) providing, or assisting any Person in providing, services similar to or competitive with those engaged in by Words+ to such customer as of the Closing Date or (y) inducing or attempting to induce such customer to terminate or otherwise alter his, her or its customer relationship with Words+; or (d) induce or attempt to persuade any agent or supplier of Words+ with respect to Words+’s business to terminate such agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with Words+’s business (it being understood that the publication of a solicitation for employment in a newspaper or magazine of general circulation or comparable online recruiting sites shall not alone be deemed a violation of this Section 5.2).

5.3   Further Assurances.  Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable legal requirements to consummate the transactions contemplated by this Agreement and the Related Agreements.  Each Party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and Related Agreements.

5.4   Certain Filings.  Sim Plus, Words+ and Purchaser shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making any such filings, in furnishing such related information as may be required to obtain any such actions, consents, approvals or waivers.

5.5   Public Announcements.  The Parties agree not to issue any press release or make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of Purchaser and Sim Plus, except to the extent that any Party is required by law to make any such disclosure and such Party notifies the other Parties a reasonable time before making such disclosure of the nature and content of the intended disclosure and consults with such other parties regarding the nature and content of such disclosure.  Notwithstanding the foregoing, nothing in this Section 5.5 shall prohibit any Party from: (a) making disclosures regarding this Agreement and the transactions contemplated hereby to its financial advisors, consultants, accountants, attorneys and other advisors as such Party may deem necessary, or (b) making any securities filings regarding the transactions contemplated hereby, including the name of Parties, to the extent such Party reasonably believes the same to be prudent in connection with its disclosure obligations, its past practices and as otherwise required by law or any securities exchange upon which such Party’s securities may be listed.

5.6   Agreements Regarding Tax Matters.

(a)   Tax Returns.  Purchaser shall cause Words+ to prepare and file all Tax Returns of Words+ that are due after the Closing Date.  Purchaser shall cause Words+ to provide to Sim Plus, for its review, drafts of any Income Tax Return of Words+, including workpapers and any other documents reasonably requested by Sim Plus, that includes any Tax period that includes a Pre-Closing Tax Period  or Straddle Period, no later than fifteen (15) days prior to the due date for such Tax Return, and Purchaser and Words+ shall consider in good faith any reasonable comments provided by Sim Plus before finalizing and filing such Tax Return, provided that any such comment does not result in any increase in current or future Taxes of Words+ or Purchaser for which Sim Plus is not responsible under this Agreement.  Notwithstanding the foregoing, if such Tax Return may cause Sim Plus to become obligated to make any payment pursuant this Agreement or otherwise, the Purchaser shall consult with Sim Plus with respect to the resolution of any issue that would affect Sim Plus, and not file such Tax Return, without the consent of Sim Plus, which consent may not be unreasonably withheld, delayed or conditioned.

(b)   Apportionment of Straddle Period Taxes.  With respect to any Tax Period that begins before the Closing Date and ends after the Closing Date (a “Straddle Period”), the Taxes attributable to such Straddle Period shall be apportioned between the period of the Straddle Period that begins on the first day of the Straddle Period and ends on the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that begins on the first day following the Closing Date and ends on the last day of the Straddle Period (“Post-Closing Straddle Period”).  In the case of any Taxes that are imposed on a periodic basis, the portion of such Tax related to the Pre-Closing Straddle Period will (i) in the case of ad valorem and property Taxes and similar Taxes, be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of all other Taxes, be deemed equal to the amount that would be payable if the relevant Tax period had ended on the Closing Date.  The portion of Straddle Period Taxes that are attributable to the Post-Closing Straddle Period will be the difference, if any, between the Straddle Period Taxes and the Pre-Closing Straddle Period Taxes.

(c)   Liability for Taxes.  Sim Plus shall be liable for all Taxes incurred prior to the Closing Date, and Purchaser shall be liable for all Taxes incurred on and after the Closing Date.  Within a reasonable time after written demand, supported by such documentation as will reasonably prove the fact and amount of any purported liability for Taxes pursuant to this Section 5.6(c), from Words+ or Purchaser, Sim Plus shall reimburse Words+ for any Taxes of Words+ for any Tax period ending on or before the Closing Date and for any Taxes attributable to a Pre-Closing Straddle Period (either such period, a “Pre-Closing Tax Period”) and (in either case) for which Purchaser or Words+ filed or caused to be filed a Tax Return pursuant to Section 5.6(a); provided, however, that Sim Plus shall not have to reimburse Words+ to the extent that such Taxes for which Words+ asserts a claim for reimbursement were paid prior to the Closing Date.  Words+ shall be responsible for all Taxes of Words+ for any Tax period that begins after the Closing Date and for any Taxes attributable to any Post-Closing Straddle Period.  Any amounts paid by Sim Plus to Words+ pursuant to this Section 5.6(c) shall be treated as an adjustment to the Purchase Price unless otherwise required by law.

(d)   Tax Penalties.  Taxes in the form of interest, penalties, additions to Tax or other additional amounts that relate to Taxes (“Tax Penalties”) for any period shall be treated as occurring in the same period as the Taxes to which the Tax Penalties relate, without regard to when a Tax Penalty is incurred, accrued, assessed, or otherwise charged; provided, however, that no Tax Penalty shall be apportioned to a Pre-Closing Tax Period or Pre-Closing Straddle Period to the extent that the liability for such Tax Penalty is incurred solely because of the failure of Purchaser or Words+ to comply with any requirement or provision of law or this Agreement after the Closing Date but provided further that the foregoing proviso shall not apply to the extent that Purchaser or Words+ did not comply with any requirement or provision of law or this Agreement after the Closing Date in reliance on a warranty or representation set forth in Section 2.9 hereof.

(e)   Tax Refunds.  Refunds for Taxes (“Tax Refunds”) for any period shall be treated as occurring in the same period as the Taxes to which the Tax Refunds relate, without regard to when a Tax Refund is actually paid.  In the event Words+ receives a Tax Refund for any taxable period (or portion thereof) ending on or before the Closing Date or for a Pre-Closing Straddle Period, Purchaser shall cause Words+ to promptly pay such Tax Refund to Sim Plus.  Any Tax Refunds for a taxable period (or portion thereof) ending after the Closing Date or for a Post-Closing Straddle Period shall remain the property of Words+.  Any amounts paid to Sim Plus hereunder shall be treated as an adjustment to the Purchase Price unless otherwise required by law.

(f)   Assistance and Cooperation.  After the Closing Date, each of Purchaser and Sim Plus shall:

(i)   assist (and cause their respective Affiliates to assist), to the extent reasonably requested by the other Party, the other Party in preparing any Tax Returns or reports which such other Party is responsible for preparing and filing in accordance with this Section 5.6;

(ii)   cooperate, to the extent reasonably requested by the other Party, in preparing for any audits by, or disputes with, Tax Authorities regarding, any Tax Returns of Words+;

(iii)   make available to the other Party, to the extent reasonably requested by the other Party and to any Tax Authority as reasonably requested by such Tax Authority, all information, records, and documents relating to Taxes of Words+; and

(iv)   provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of Words+ for taxable periods for which the other may have liability under this Agreement, and furnish the other with copies of all correspondence received from any Tax Authority in connection with any Tax audit of Words+ or information request directed to Words+ with respect to any such taxable period; and,

(v)   use commercially reasonable efforts to obtain any certificate or other document from any governmental entity or Tax Authority or any other Person as may be necessary or advisable to mitigate, reduce, or eliminate any Tax that could be imposed, including with respect to the transactions contemplated by this Agreement.

(g)   Audits.  Sim Plus shall control any audit or examination by any Tax Authority (“Tax Controversy”), initiate any claim for refund, contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any and all Taxes of Words+ for any taxable period (or portion thereof) ending on or before the Closing Date or for a Pre-Closing Straddle Period.  No Tax Controversy shall be settled without the prior written consent of Sim Plus and Purchaser, which consent shall not be unreasonably withheld, delayed, or conditioned.  Purchaser shall, at its own expense, control any other Tax Controversy, initiate any other claim for refund, and contest, resolve and defend against any other assessment, notice of deficiency, or other adjustment or proposed adjustment relating to Taxes with respect to Words+ for any taxable period (or portion thereof) ending after the Closing Date or for a Post-Closing Straddle Period; provided that, with respect to any item the adjustment of which may cause Sim Plus to become obligated to make any payment pursuant this Agreement or otherwise, the Purchaser shall consult with Sim Plus with respect to the resolution of any issue that would affect Sim Plus, and not settle any such issue, or file any amended Tax Return relating to such issue, without the consent of Sim Plus, which consent may not be unreasonably withheld, delayed or conditioned.

(h)   Retention.  Purchaser shall retain all of Words+’s Tax Returns, along with supporting work papers and Words+’s other related records for tax periods ending on or before the Closing Date that were filed by Purchaser or Words+, for a period of not less than six (6) years after the last day each such return could have been filed, and (ii) Sim Plus shall be entitled to copies of all Tax Returns, supporting work schedules or other records retained by Purchaser under this Section 5.6(h) within thirty (30) days after Sim Plus sends a notice requesting such information, to the extent reasonably related to the business of Words+ on or prior to the Closing Date.

(i)   338(h)(10)  Election.

(i)   The Parties have agreed to make an election under Section 338(h)(10) of the Code and any corresponding or similar elections under state, local or foreign Tax law with respect to the purchase and sale of the Shares hereunder in accordance with the allocation and valuation statement set forth on Exhibit A hereto (collectively, a “Section 338(h)(10) Election”).

(ii)   Sim Plus and Purchaser agree to report, in connection with the determination of income, franchise or other Taxes measured by net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with the Section 338(h)(10) Election and this Agreement.  Sim Plus and Purchaser shall be responsible for the preparation of two copies of all forms and documents required in connection with the Section 338(h)(10) Election.  Sim Plus and Purchaser shall properly prepare documents and forms as may be required by applicable Tax laws to complete and make the Section 338(h)(10) Election.

(iii)   Purchaser and Sim Plus shall duly and timely file, or cause to be duly and timely filed, any document necessary to effectuate the Section 338(h)(10) Election including without limitation, a federal Form 8023(and any similar forms required under state or local laws relating to Taxes) in accordance with the requirements of Section 338 of the Code (or state or local laws relating to the Taxes as the case may be).  The Parties shall report the deemed sale consistent with the Section 338(h)(10) Election for all financial, Tax or other purposes, shall not take any position inconsistent therewith and shall cooperate with each other to take all actions necessary and appropriate as may be required to effect and preserve the Section 338(h)(10) Election.   Anything contained in this Agreement to the contrary notwithstanding, Sim Plus makes no representation or warranty concerning the effectiveness under the Code (or other comparable provisions of law) of any election made pursuant to this Section 5.6(i); and except where such failure is due to a breach by such Party of its obligation under this Section 5.6(i), in no event shall Sim Plus be liable to Purchaser for the failure of any such election to be effective under the Code (or other comparable provision of law).  As between Purchaser on the one hand and Sim Plus on the other hand, Sim Plus shall be responsible for all Taxes payable by Words+ that are attributable to the Section 338(h)(10) Election, including any federal, state, local or foreign Tax attributable to an election under federal, state, local or foreign law similar to the election available under Section 338(h)(10) of the Code (“338 Taxes”).  Sim Plus will cause Words+ to accrue on its financial statements, a dollar amount sufficient to cover all 338 Taxes. The Parties acknowledge that Sim Plus and its accountant have completed a preliminary allocation of the Purchase Price to the assets of Words+ to calculate an estimate of the 338 Taxes and derived an estimate of Three Hundred Sixty Thousand Dollars ($360,000).  Sim Plus shall be responsible for paying all 338 Taxes.

5.7   Pre-Closing Covenants.

(a)   Operation of Business.

(i)   Subject to Section 5.7(e), Words+ and Sim Plus agree that, between the Execution Date and the Closing Date, except as contemplated by this Agreement or as otherwise consented to or approved in advance by Purchaser, Words+ and Sim Plus shall:

a)   use commercially reasonable efforts to (i) preserve intact the present business organization, reputation, contractual and other arrangements of the business of Words+, (ii)  maintain the goodwill of customers, suppliers, distributors and other Persons to whom Words+ sells goods or provides services or with whom Words+ otherwise has significant business relationships in connection with Words+’s business, and (iii) continue all current sales, service, marketing, promotional, product development and other activities relating to Words+’s business, in each case in the Ordinary Course of Business;

b)   except to the extent required by applicable law, (i) cause the books and records of Words+ to be maintained in the usual, regular and ordinary manner, and (ii) not permit any change in any pricing, investment, accounting, financial reporting, inventory, credit, allowance or tax practice, policy or election of Words+ that would have a Material Adverse Effect;

c)   use commercially reasonable efforts to continue in full force and effect all material insurance policies (or comparable insurance policies) insuring Words+ and its assets; and

d)   comply in all material respects with all laws and orders applicable to Words+’s business, and promptly following receipt thereof deliver to Purchaser copies of any notice received from any governmental body or other Person alleging any violation of any such law or order.

(ii)   Subject to Section 5.7(e), Words+ and Sim Plus agree that, between the Execution Date and the Closing Date, except as contemplated by this Agreement or as otherwise consented to or approved in advance in writing by Purchaser, Words+ and Sim Plus shall not:

a)   acquire, lease, license or dispose of or agree to acquire lease, license or dispose of any assets of Words+, other than in the Ordinary Course of Business, or create or incur any Lien on any assets of Words+;

b)   violate, breach or default in any material respect under, or take or fail to take any action that (with or without notice or lapse of time or both) would be reasonably likely to constitute a material violation or breach of, or material default under, any term or provision of any Contract;

c)   engage with any Person in any merger, consolidation or other business combination of Words+;

d)   engage in any transaction with respect to the business of Words+ with any officer, director, Affiliate of Words+ or any Affiliate of any such officer, director or Affiliate;

e)   make capital expenditures or commitments for additions to property, plant or equipment constituting capital assets on behalf of Words+;

f)   make any material acquisitions, sales or other dispositions of (or make any commitments for such acquisition, sale or disposition of) any product of Words+, or any parts, components, supplies or accessories related thereto, that are other than in the Ordinary Course of Business; or

g)   make any material changes in the conduct of the business of Words+, except as specifically contemplated or permitted by this Agreement.

(b)   Access to Information.  Words+ shall permit the Purchaser and its representatives after the Execution Date and prior to the Closing Date to have reasonable access during normal business hours, upon reasonable advance notice, to the books and records, employees and assets of the business of Words+ then under the control of Words+; provided, that Purchaser shall disclose any fact or circumstance it may discover which it believes renders any representation or warranty made by Words+ or Sim Plus hereunder incorrect in any respect.  Purchaser’s access shall be conducted in a manner which does not unreasonably interfere with Words+ ’s normal operations, customers and employee relations and which does not interfere with the ability of Words+ or Sim Plus to consummate the transactions contemplated by this Agreement.

(c)   Notice of Developments; Supplements to Disclosure Schedule.  From time to time up to the Closing Date, Sim Plus and Words+ will have the right to supplement or amend the Disclosure Schedule with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Disclosure Schedule or which is necessary to correct any information in such Disclosure Schedule which has been rendered inaccurate thereby.  Sim Plus or Words+ will notify the Purchaser in writing (through such update of the Disclosure Schedule) of, and contemporaneously will provide the Purchaser with true and complete copies of any and all information or documents relating to, and will use all commercially reasonable efforts to cure before the Closing, any event, transaction or circumstance, as soon as practicable after it becomes known to Sim Plus and Words+, occurring after the date of this Agreement that causes or will cause any covenant or agreement of Sim Plus or Words+ under this Agreement to be materially breached or that renders or will render untrue any representation or warranty of Sim Plus or Words+ contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance.  Any supplement or amendment to any Disclosure Schedule will be disregarded for the purpose of determining whether the conditions set forth in Section 1.4(b) have been satisfied but shall not, following the Closing or termination of this Agreement, constitute a basis for any claim for indemnification resulting from the breach of the representation, warranty or covenant such supplemented or amended Disclosure Schedule is intended to modify.

(d)   No Solicitation.  From and after the Execution Date and until the earlier of the Closing or the termination of this Agreement, neither Sim Plus nor Words+ (nor shall either permit its respective Affiliates that it controls to), directly or indirectly, take any of the following actions with any Person other than Purchaser and its designees: (a) solicit, initiate, encourage or accept any proposals or offers from, or engage in negotiations with, any Person relating to any possible acquisition of Words+, (b) provide confidential information with respect to Words+ to any Person, other than Purchaser, relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such Person with regard to, any possible acquisition of Words+, (c) enter into a contract or agreement (whether oral or written) with any Person, other than Purchaser, providing for an acquisition of Words+, or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of Words+ other than by Purchaser.  In addition to the foregoing, if Words+ or Sim Plus receives, prior to the Closing or the termination of this Agreement, any offer or proposal (formal or informal) relating to any of the above, Words+ shall immediately notify Purchaser thereof and provide Purchaser with the details thereof including the identity of the Person or Persons making such offer or proposal, and will keep Purchaser fully informed of the status and details of any such offer or proposal.

(e)   Permissible Transactions.  Notwithstanding anything herein to the contrary, between the Execution Date and prior to calculating the Closing Net Working Capital, Words+ may payoff the loan by Sim Plus to Words+, which is reflected in the books and records of Words+ and Sim Plus, and/or make other distributions of its cash to Sim Plus.

5.8   Lease of Space.  After the Closing, Sim Plus and Purchaser shall negotiate in good faith an agreement pursuant to which Sim Plus shall provide space to employees or independent contractors of Purchaser or Words+ during at least the calendar month of December of 2011, and potentially longer on a month to month basis, for such employees or independent contractors to continue the operations of Words+.

ARTICLE 6
INDEMNIFICATION

6.1   Survival Period.  All representations, warranties, covenants, and agreements set forth in this Agreement or in any document or certificate delivered pursuant to Section 1.3 of this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby.  Notwithstanding the foregoing, no Party shall be entitled to recover for any Loss pursuant to Section 6.2 or 6.3 unless written notice of a claim thereof is delivered to the indemnifying Party before the applicable date set forth below in this Section 6.1.  For purposes of this Agreement, (a) the representations and warranties contained in Sections 2.1, 2.2, 2.3, 3.1, 3.2, 4.1, 4.2 and 4.4 (each, an “Extended Warranty”, and together, the “Extended Warranties”) shall survive until the third anniversary of the Closing Date, and (b) the other representations and warranties (i.e., those representations and warranties not referenced in Section 6.1(a)) shall survive until the date that is twelve (12) months after the Closing Date.  The covenants and agreements set forth in this Agreement that do not expressly specify that they are to be (or are otherwise required by this Agreement to be) performed to any extent after the Closing Date will expire at the Closing.  The covenants and agreements set forth in this Agreement and expressly stated to be (or otherwise required by this Agreement to be) performed to any extent after the Closing Date shall survive until fully discharged and performed, and any claims for indemnification in respect of a breach of such covenants to be performed in any respect after the Closing Date may be made at any time within the applicable statute of limitations.  The Parties hereby agree that the foregoing is specifically intended to limit the time period within which a party may file a claim, notwithstanding any applicable statute of limitations.  It is the express intent of the Parties that, if the applicable survival period for an item as contemplated by this Section 6.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The Parties further acknowledge that the time periods set forth in this Section 6.1 for the assertion of claims under this Agreement are the result of arms-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.  No Person entitled to indemnification under this Article 6 shall bring a claim for such indemnification after the expiration of the survival period for such claim.  Notwithstanding the foregoing, none of the time limitations set forth above shall apply in the case of fraud, willful breach or intentional misrepresentation.

6.2   Indemnification by Sim Plus.  From and after the Closing, Sim Plus shall indemnify and hold harmless Purchaser and its officers, directors, members, shareholders, agents, representatives, consultants, employees, affiliates, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against all obligations, penalties, fines, judgments, demands, claims, causes of action, assessments, losses, damages, liabilities, costs and expenses, including reasonable attorneys’ fees and any expenses (collectively, “Losses”), that the Purchaser Indemnified Parties may suffer or sustain by reason of or arising out of:

(a)   any inaccuracy in any representation or warranty of Words+ or Sim Plus contained in this Agreement or in any document, schedule or certificate delivered by Words+ or Sim Plus in accordance with Section 1.3(a); or

(b)   any breach of any covenant or agreement of Sim Plus contained in this Agreement or in any document, schedule, certificate or other instrument or writing delivered by Sim Plus in accordance with Section 1.3(a).

6.3   Indemnification by Purchaser.

(a)   Purchaser shall indemnify and hold harmless Sim Plus and its respective officers, directors, shareholders, agents, representatives, consultants, employees, affiliates, successors and permitted assigns (collectively, the “Sim Plus Indemnified Parties”) from and against all Losses that the Sim Plus Indemnified Parties may suffer or sustain by reason of or arising out of:

(i)   any inaccuracy in any representation or warranty of Purchaser contained in this Agreement or in any document, schedule or certificate delivered by Purchaser in accordance with Section 1.3(b); or

(ii)   any breach of any covenant or agreement of Purchaser contained in this Agreement or in any document, schedule, certificate or other instrument or writing delivered by Purchaser in accordance with Section 1.3(b).

(b)   If Purchaser or any of its successors or assigns shall (i) consolidate with or merge into any other Person or entity and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any other Person or entity then, in each case, proper provision shall be made so that the successors and assigns of such other Person shall assume the obligations set forth in this Section 6.3.

6.4   Limitations on Indemnification.

(a)   The Purchaser Indemnified Parties shall not be entitled to indemnification, and, subject to Section 6.7, Sim Plus shall have no liability pursuant to Section 6.2 until such time as the total amount of all of the Purchaser Indemnified Parties’ Losses arising thereunder exceeds Fifty Thousand Dollars ($50,000) (the “Basket”) in the aggregate, after which Sim Plus will only be liable for Losses incurred in excess of such Fifty Thousand Dollar ($50,000) Basket.

(b)   Except in the case of fraud or willful misconduct, the total amount of Sim Plus’ liability to the Purchaser Indemnified Parties for any Losses pursuant to this Agreement, including this Article 6, shall not exceed Two Hundred and Ten Thousand Dollars ($210,000).

(c)   Without limiting the effect of any other limitation contained in this Article 6, for purposes of this Agreement, none of the representations and warranties of Sim Plus or Words+ set forth in this Agreement shall be deemed to be or to have been inaccurate if, during the period from the Execution Date and continuing until the Closing Date, Sim Plus or Words+ delivers written notice of the inaccuracy to Purchaser and Purchaser nonetheless elects to proceed with the Closing.

(d)   All indemnity payments hereunder shall be deemed adjustments to the Purchase Price.

(e)   Each Claimant shall be obligated in connection with any claim for indemnification under this Article 6 to use commercially reasonable efforts to obtain any insurance proceeds available to such Claimant with regard to the applicable claims.  The amount that any Indemnifying Party is or may be required to pay to any Claimant pursuant to this Article 6 shall be reduced (retroactively, if necessary) by any insurance proceeds or other amounts actually recovered by or on behalf of such Claimant in reduction of the related Losses less the amount of any costs to the Claimant including any premium increases actually arising in respect thereof.  If a Claimant shall have received the payment required by this Agreement from the Indemnifying Party in respect of a Loss and shall subsequently receive insurance proceeds or other amounts in respect of such Loss, then such Claimant shall promptly repay to the Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received.

(f)   The respective indemnification obligations of Sim Plus and Purchaser shall be calculated on a net after-Tax basis, taking into account the net amount of any actual Tax savings realized through the date of the indemnity payment by the Indemnified Party or its Affiliates resulting from the indemnified liability and any actual Tax liability resulting from receipt of the indemnity payment.

(g)   Promptly after any Claimant becomes aware of any event or circumstance that could reasonably be expected to constitute or give rise to any indemnification claim by such claimant under this Article 6, such Claimant shall take all commercially reasonable steps to mitigate and minimize all Losses that may result from such event or circumstance.

(h)   Notwithstanding anything in this Agreement to the contrary, Sim Plus shall not be liable for any Loss by a Purchaser Indemnified Party which is attributable, whether in whole or in part, to any act, omission, negligence, gross negligence or willful misconduct of any Purchaser Indemnified Party.

(i)   Notwithstanding anything to the contrary elsewhere in this Agreement, no Party shall in any event be liable for any consequential, special or punitive damages, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof.

6.5   Indemnification Claims.

(a)   If either a Purchaser Indemnified Party or a Sim Plus Indemnified Party (each a “Claimant”) wishes to assert an indemnification claim hereunder (a “Claim”), the Claimant shall deliver to Sim Plus, if a Purchaser Indemnified Party, or to Purchaser, if the Claimant is a Sim Plus Indemnified Party, a written notice (a “Claim Notice”) setting forth:

(i)   a description of the matter giving rise to the Claim,

(ii)   a reasonably detailed description of the facts and circumstances known to Claimant giving rise to the Claim, and

(iii)   to the extent determinable based on facts known to the Claimant at such date, an estimate of the monetary amounts actually incurred or expected to be incurred for which indemnification is sought.

(b)   Purchaser Indemnified Parties and Sim Plus Indemnified Parties are referred to herein as “Indemnified Parties,” and the persons from whom indemnification may be sought pursuant to this Section 6.5 are referred to as an “Indemnifying Parties”.  Within thirty (30) days after receipt of any Claim Notice, the Indemnifying Parties will (i) acknowledge in writing their responsibility for all or part of such matter for which indemnification is sought under this Article 6, and will either (a) pay or otherwise satisfy the portion of such matter as to which responsibility is acknowledged or (b) take such other action as is reasonably satisfactory to the Indemnified Party to provide reasonable security or other assurances for the performance of their obligations hereunder, and/or (ii) give written notice to the Indemnified Party of their intention to dispute or contest all or part of such responsibility.  Upon delivery of such notice of intention to contest, the parties will negotiate in good faith to resolve as promptly as possible any dispute as to responsibility for, or the amount of, any such matter.

6.6   Defense of Third-Party Claims.

(a)   If an Indemnified Party receives written notice or otherwise obtains knowledge of any third party claim or any threatened third party claim that gives rise or is reasonably likely to give rise to an indemnification claim against an Indemnifying Party, then the Indemnified Party shall promptly deliver to the Indemnifying Party a written notice describing such claim in reasonable detail.  The untimely delivery of such written notice by the Indemnified Party to the Indemnifying Party shall relieve the Indemnifying Party of liability with respect to such claim only to the extent that it has actually been prejudiced by lack of timely notice under this Article 6 with respect to such claim.  The Indemnifying Party shall have the right, at its option, to assume the defense of any such claim with its counsel of its own choosing, which counsel shall be reasonably acceptable to the Indemnified Party.  If the Indemnifying Party elects to assume the defense of an indemnification for any such claim, then:

(i)   Except as set forth in Section 6.6(b), the Indemnifying Party shall not be required to pay or otherwise indemnify the Indemnified Party against any attorneys’ fees or other expenses incurred on behalf of the Indemnified Party in connection with such matter following the Indemnifying Party’s election to assume the defense of such matter so long as the Indemnifying Party continues to diligently conduct such defense;

(ii)   the Indemnified Party shall, subject to the Indemnifying Party’s agreement to appropriate confidentiality restrictions, use reasonable efforts to make available to the Indemnifying Party all books, records and other documents and materials that are under the direct or indirect control of the Indemnified Party or any of the Indemnified Party’s representatives that the Indemnifying Party reasonably considers necessary or desirable for the defense of such matter and shall, upon prior request and to the extent reasonably necessary in connection with the defense of such claim, make available to the Indemnifying Party reasonable access to the Indemnified Party’s personnel; provided that nothing herein shall require the Indemnified Party to disclose privileged documents that are unrelated to such claim except to the extent Indemnified Party is compelled to do so by a court of competent jurisdiction; and

(iii)   the Indemnified Party shall not admit any liability with respect to such claim.

(b)   If (i) the Indemnifying Party fails or refuses to assume the defense of and indemnification for such claim within thirty (30) days of receipt of notice of such claim in accordance with Section 6.6(a), or (ii) fails to actively and diligently defend such claim following any such acceptance, or (iii) the claim includes an injunction or seeks other equitable relief, (iv) the Indemnified Party shall have been advised by counsel reasonably acceptable to the Indemnifying Party that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Party, and, in the reasonable opinion of the Indemnified Party, counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party because such interests would be in conflict with those of the Indemnifying Party, or (v) if the claim includes damages that could exceed the limitations in Section 6.4(b), then at Indemnified Party’s option, Indemnified Party may assume the defense and if it assumes the defense, Indemnified Party shall proceed to actively and diligently defend such claim with the assistance of counsel of its selection and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its own counsel and at its own expense.

(c)   No third-party claim may be settled by the Indemnified Party without notice to, and the written consent of, the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.  No third-party claim may be settled by the Indemnifying Party without notice to, and the written consent of, the Indemnified Party, which consent shall not be unreasonably withheld or delayed.  For purposes of this Section 6.6, the decision not to pursue an appeal (whether as of right or discretionary) shall be deemed to be a decision to settle or compromise, requiring the prior written consent of the Party that has not assumed the defense of such matter, which consent shall not be unreasonably withheld.

6.7   Exclusive Remedy.  Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the indemnification remedy provided in Article 6 shall be the exclusive post-Closing remedy for any Party for any Losses (whether arising in contract or in tort) or claim arising under this Agreement or in connection with the Acquisition, except in the case of fraud or willful misconduct (as opposed to negligent misrepresentation), and no Party shall seek or pursue any other remedy; provided that nothing herein shall limit a Party’s ability to seek injunctive relief or specific performance.

ARTICLE 7
TERMINATION

7.1   Termination of the Agreement .  The Parties may terminate this Agreement as provided below:

(a)   The Parties may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing;

(b)   Purchaser or Sim Plus may terminate this Agreement by written notice if:  (i) the Closing has not occurred by December 31, 2011; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Closing to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; (ii) there shall be a final nonappealable order of a court of competent jurisdiction in effect preventing consummation of the transaction contemplated by this Agreement or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Acquisition by any governmental body that would make consummation of the Acquisition illegal;

(c)   Purchaser may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Words+ or Sim Plus and such breach has not been cured within thirty (30) calendar days after written notice specifying in detail such material breach to Words+ or Sim Plus, as applicable; provided, however, that, no cure period shall be required for a breach which by its nature cannot be cured; and

(d)   Sim Plus may terminate this Agreement by written notice if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Purchaser and such breach has not been cured within thirty (30) calendar days after written notice specifying in detail such material breach to Purchaser; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

7.2   Effect of Termination.  If any Party terminates this Agreement pursuant to Section 7.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided that each Party shall remain liable for any breaches of this Agreement prior to its termination and provided, further, that the provisions contained in Article 8 (Miscellaneous) shall survive termination.

7.3   Waiver of Conditions.  If any of the conditions specified in Section 1.4 have not been satisfied, Purchaser may nevertheless, at its election, proceed with the transactions contemplated in this Agreement. If any of the conditions specified in Section 1.5 have not been satisfied, with the exception of the Purchase Price, Sim Plus and Words+ may nevertheless, at their election, proceed with the transactions contemplated in this Agreement. If any Party elects to proceed pursuant to the provisions hereof, the conditions that are unsatisfied immediately prior to the Closing shall be deemed to be satisfied and/or waived, with the exception of the Purchase Price, which shall not be deemed delivered unless and until it is actually delivered.

7.4   Force Majeure.  Notwithstanding anything to the contrary in this Agreement, in the event this Agreement is terminated as a result of a failure of a condition, which failure is due to a natural disaster or other act of God, or an act of war or of terror, and provided neither Party has materially failed to observe the obligations of such Party under this Agreement, no Party shall be obligated to the other Party for any expenses or otherwise be liable hereunder.

ARTICLE 8
MISCELLANEOUS

8.1   Definitions.

(a)   “Affiliate”, with respect to any Person, means any other Person who directly or indirectly Controls, is Controlled by, or is under common Control with such Person.

(b)   “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the City of San Diego, California.

(c)   “Code” means the Internal Revenue Code of 1986, together with all rules and regulations promulgated pursuant thereto, as amended from time to time.

(d)   “Commission” means the U.S. Securities and Exchange Commission.

(e)   “Contracts” means all written or oral contracts, commitments, personal property leases, and other agreements (including, promissory notes, loan agreements, and other evidences of indebtedness, guarantees, agreements with distributors, suppliers, dealers, franchisors and customers, and service agreements) to which Words+ is a party or by which Words+ or its properties are bound, not entered into in the Ordinary Course of Business, as to which the total remaining payment obligations of Words+ or the amount to be received by Words+ are greater than $75,000, and the breach, default or termination of which would have a Material Adverse Effect.

(f)   “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise; provided, that the ownership of at least 10% of the voting stock of a Person shall constitute “Control” of such Person.

(g)   “Exchange Act” means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(h)   “Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (a) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, alternative minimum taxes, net worth and any taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar taxes), (b) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes) if one or more of the bases upon which such tax may be based upon, measured by, or calculated with respect to, is described in clause (a) above, or (c) withholding taxes measured with reference to or as a substitute for any tax described in clauses (a) or (b) above; and “Income Tax” means any one of them.

(i)   “Income Tax Return” means any Tax Return that relates to Income Taxes.

(j)   “Knowledge” means, with regards to Words+, the actual knowledge, without inquiry or investigation, of each officer of Words+ on the date hereof, and with regards to Sim Plus, the actual knowledge, without inquiry or investigation, of each officer of Sim Plus on the date hereof.  For purposes of this definition, the officers of Words+ are Walter S. Woltosz, Jeffrey A. Dahlen, and Momoko A. Beran, and the officers of Sim Plus are Walter S. Woltosz, and Momoko A. Beran.

(k)   “Lien” means any mortgage, pledge, security interest, attachment, easement, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal or right of first offer (including any agreement to give any of the foregoing), but specifically excluding any Permitted Lien.

(l)   “Material Adverse Effect” means any change, event, effect or occurrence (when taken together with all other directly related states of fact, changes, events, effects or occurrences) that is materially adverse to the business, operations, assets, financial condition or results of operations of Words+, individually or taken as a whole; provided, however, that “Material Adverse Effect” shall not include any change, event, effect or occurrence: (i) affecting the industries in which Words+ operates generally, (b) generally affecting the United States’ economy, (c) directly and exclusively resulting from any public announcement of this Agreement or the pendency of the transactions contemplated hereby, (d) resulting from acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof, (e) resulting from any breach of this Agreement by Purchaser, (f) resulting from any changes after the date of this Agreement in applicable laws, regulations or rules or accountancy principles, including GAAP, (g) resulting from  the taking of any action reasonably required to cause compliance with the terms of, or the taking of any action required by, this Agreement, or (h) resulting from the taking of any action by Purchaser or any of Purchaser’s Affiliates, or the taking of any action approved or consented to in writing by Purchaser.

(m)   “Net Working Capital” means the current assets minus the current liabilities, as calculated and using accounting policies and procedures consistent with Words+’s past practices, except that: (i) all Checking/Savings shall not be included in the calculation of current assets,  (ii) all Payroll Liabilities and Accrued vacation shall not be included in the calculation of current liabilities, and (iii) no amounts owed or accrued for 338 Taxes shall be included in the calculation of either current assets or current liabilities.

(n)   “Ordinary Course of Business” means actions taken in the ordinary course of Words+’s business that are consistent with past practice (including with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, terms of sale, levels of capital expenditures, and operation of cash management practices generally) of the normal day-to-day operation of Words+.

(o)   “Permitted Liens” means (i) statutory liens for Taxes, assessments and other governmental charges which are not yet due and payable or are due but not delinquent or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, sublandlords, licensors or sublicensors under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics, workmen, repairmen and materialmen to secure claims for labor, materials or supplies, (v) restrictions on transfer of securities imposed by applicable state and federal securities laws, (vi) any easement, zoning restriction or right-of-way affecting any real property which does not materially impede or otherwise materially adversely affect the operation of business at such real property, (vii) liens resulting from a filing by a lessor as a precautionary filing for an operating lease, (viii) deposits and letters of credit to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business or (ix) liens disclosed in the Disclosure Schedules or SEC Reports.

(p)   “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or governmental body.

(q)   “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(r)   “Taxes” shall mean all taxes, charges, fees, levies or other assessments, including any federal, state, local or foreign net income, gross income, gross receipts, unitary, license, payroll, unemployment, excise, severance, stamp duty, occupation, premium, windfall profits, environmental, occupational, leasing, lease, fuel, customs, duties, capital stock, franchise, profits, withholding, Social Security, unemployment, disability, ad valorem, real property, personal property (tangible and intangible), sales, use, transfer, registration, value-added, filing, recordation, alternative or minimum, estimated, liability under any escheat or unclaimed property law, or any other kind of tax whatsoever, including the recapture of any tax items, and including any interest, addition, penalty or other associated charge thereto, whether disputed or not.

(s)   “Tax Authority” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other agency or instrumentality of any government, whether federal, national, state, provincial, municipal, or local, that determines, assesses, or collects Taxes or requires the filing of any Tax Return.

(t)   “Tax Returns” means any returns, forms, declarations, elections, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment, collection, payment or refund of any Taxes associated with Words+ or its business operations or the administration of any laws relating to any Taxes, and “Tax Return” means any one of them.

(u)   In addition to terms defined above, the following terms shall have the respective meanings given to them in the sections of this Agreement set forth below:

Defined term	Section
338 Taxes	Section 5.6(i)(iii)
Acquisition	Recitals
Agreement	Preamble
Basket	Section 6.4(a)
Charter	Section 1.3(a)(ii)
Claim	Section 6.5(a)
Claim Notice	Section 6.5(a)
Claimants	Section 6.5(a)
Closing	Section 1.3
Closing Date	Section 1.3
Closing Net Working Capital	Section 1.2(b)

Disclosure Schedules	Article 2
Environmental Law	Section 2.14
Estimated 338 Tax Amount	Section 5.6(i)(iii)
Execution Date	Preamble
Extended Warranty	Section 6.1
GAAP	Section 2.6
Indemnified Parties	Section 6.5(b)
Indemnifying Parties	Section 6.5(b)
Intellectual Property Rights	Section 2.11
Leased Real Property	Section 2.10(b)
Losses	Section 6.2
Luce	Section 8.15
Material Permits	Section 2.13
NDA	Section 8.3
Net Working Capital Certificate	Section 1.2(b)
Party	Preamble
Post-Closing Straddle Period	Section 5.6(b)
Pre-Closing Straddle Period	Section 5.6(b)
Pre-Closing Tax Period	Section 5.6(c)
Purchase Price	Section 1.2(a)
Purchaser	Preamble
Purchaser Indemnified Parties	Section 6.2
Real Property Leases	Section 2.10(b)
Related Agreements	Section 2.3
Restricted Territory	Section 5.1
SEC Reports	Section 2.6
Shares	Recitals
Sim Plus	Preamble
Sim Plus Indemnified Parties	Section 6.3(a)
Straddle Period	Section 5.6(b)
Tax Controversy	Section 5.6(g)
Tax Penalties	Section 5.6(d)
Tax Refund	Section 5.6(e)
Words+	Preamble

8.2   Rules of Construction.  The headings of Articles and Sections are provided for convenience only and should not affect the construction or interpretation of this Agreement.  Any reference in this Agreement to an “Article,” “Section,” “Schedule” or “Exhibit” refers to the corresponding article, section, schedule or exhibit of or to this Agreement, unless the context indicates otherwise.  Any reference to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated under or implementing the statute, as in effect at the relevant time.  Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date.  All pronouns and any variations thereof shall be construed to refer to such gender and number as the identity of the Person or Persons may require.  The terms “include” and “including” indicate examples of a foregoing general statement and not a limitation on that general statement.  Words such as “hereof,” “herein,” “hereunder,” and “hereinafter,” refer to this Agreement as a whole, unless the context otherwise requires.

8.3   Confidentiality.  Each of the Parties agrees to be bound by the terms of the Nondisclosure Agreement dated September 2, 2011 (the “NDA”), previously executed by Purchaser, Words+, and Sim Plus, which NDA is hereby incorporated herein by reference.

8.4   Notices.  All notices, instructions and other communications given hereunder or in connection herewith shall be in writing.  Any such notice, instruction or communication shall be sent either (i) by registered or certified mail, return receipt requested, postage prepaid, (ii) via a reputable nationwide overnight courier service, or (iii) by electronic mail, in each case to the address set forth below. Any such notice, instruction or communication shall be deemed to have been delivered three Business Days after it is sent prepaid, or one Business Day after it is sent via a reputable nationwide overnight courier service or electronic mail.

If to Purchaser, to:

Prentke Romich Company
105 West Pine St.
Wooster, Oh 44691
Attn: Margo E Broehl
Tel: 330-264-9897
E-mail: Margo@broehllawoffice.com

If to Sim Plus (or to Words+ prior to the Closing Date), to:

Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534
Attention: Walter S. Woltosz
Tel: (661) 723-7723
E-mail: walt@simulations-plus.com

With a copy to:

Luce, Forward, Hamilton & Scripps, LLP
600 W. Broadway, Suite 2600
San Diego, California 92101
Attention:  Dennis J. Doucette, Esq.
Tel: (858) 720-6322
E-mail: ddoucette@luce.com

or, in each case, to such other address as may be specified in writing to the other parties.

Any Party may give any notice, instruction or communication in connection with this Agreement using any other means (including personal delivery, telecopy or ordinary mail), but no such notice, instruction or communication shall be deemed to have been delivered unless and until it is actually received by the Party to whom it was sent.  If the date of actual receipt for any notice is other than a Business Day, the notice shall not be deemed actually received for the purposes of this Agreement until the first Business Day thereafter.  Any Party may change the address to which notices, instructions or communications are to be delivered by giving the other parties to this Agreement notice thereof in the manner set forth in this Section 8.4.

8.5   Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign or otherwise transfer this Agreement or any of their rights hereunder to any Person or entity without the prior written consent of the other Parties.  Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their successors, personal representatives, heirs and permitted assigns.

8.6   Entire Agreement.  This Agreement, the Related Agreements (together with the exhibits and the Disclosure Schedules) and the NDA, embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof; provided, however, that the NDA shall continue in full force and effect and shall survive any termination of this Agreement in accordance with its own terms.  There are no representations, agreements, arrangements or understandings, oral or written, between the Parties, relating to the subject matter contained in this Agreement, which are not fully expressed herein.

8.7   Amendment.  This Agreement may be amended, modified, waived, discharged or terminated only by (and any consent hereunder shall be effective only if contained in) an instrument in writing signed by the Party against which enforcement of such amendment, modification, waiver, discharge, termination or consent is sought.

8.8   Counterparts.  This Agreement may be executed in several counterparts and by electronic and facsimile transmission, each of which shall be deemed an original, but all of which shall constitute one instrument.

8.9   Third-Party Rights.  Except as specifically set forth herein, this Agreement shall not confer any rights or remedies upon any Person other than the Parties, the Indemnified Parties and their respective successors and permitted assigns.

8.10   Exhibits and Schedules.  Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by this reference.  The inclusion of any item in the Disclosure Schedules shall not be deemed an admission that such item is a material fact, event or circumstance or that such item has had or would likely have a Material Adverse Effect.

8.11   Interpretation.  Each Party acknowledges that such Party, either directly or through such Party’s representatives, has participated in the drafting of this Agreement, and any applicable rule of construction that ambiguities are to be resolved against the drafting party should not be applied in connection with the construction or interpretation of this Agreement.

8.12   Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction, as to such jurisdiction, shall be ineffective to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

8.13   Governing Law.  The Parties agree that this Agreement is completely performed in Los Angeles County, California. This Agreement and its validity, construction, enforcement, interpretation and arbitration or judicial proceeding shall be governed by the substantive laws of the State of California without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of California.

8.14   Forum Selection; Consent to Jurisdiction.  The Parties irrevocably consent to the exclusive jurisdiction and venue of the U.S. federal courts and state courts located in the County of Los Angeles in the State of California in any suit or proceeding based on or arising under this Agreement and irrevocably agree that all claims in respect of such suit or proceeding shall be determined in such courts.  The Parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding and consent to the personal jurisdiction of such courts for any lawsuit filed therein arising from or related to this Agreement.  Process in any proceeding referred to in this paragraph may be served on any Party anywhere in the world by first class certified mail, return receipt requested, postage prepaid to the address at which such Party is to receive notice in accordance with this Agreement.

8.15   Attorney Client Privilege.  Purchaser and Words+ understand and agree that Sim Plus will be entitled to retain the services of Luce, Forward, Hamilton & Scripps LLP (“Luce”) as counsel in the event of any dispute between the Parties concerning this Agreement or the Acquisition, notwithstanding the fact that Luce may have previously represented Words+.  The Parties agree that neither Purchaser nor Words+ shall have the right to assert the attorney/client privilege as to pre-Closing communications between Sim Plus or Words+ (for Words+, only with respect to pre-Closing communications), on one hand, and its counsel, Luce, on the other hand, to the extent that the privileged communications relates to this Agreement or the Acquisition. The Parties agree that only Sim Plus shall be entitled to assert such attorney/client privilege in connection with communications following the Closing. Such privileged portions of the files generated and maintained by Luce in connection with the representation by Luce of Sim Plus and Words+ with respect to this Agreement or the Acquisition shall remain the exclusive property of Sim Plus. All other files generated or maintained by Luce as a result of the representation by Luce of Words+ on any other matter (if any), remain the exclusive property of Words+ and shall be promptly delivered to Purchaser immediately upon request at any time after the Closing.

IN WITNESS WHEREOF, the Parties have duly caused this Stock Purchase Agreement to be executed as of the date first above written.

PURCHASER Prentke Romich Company, an Ohio corporation By: /s/ Daivd L. Moffatt Name: David L. Moffatt Title: President/CEO
WORDS+ Words+, Inc., a California corporation By: /s/ Walter S. Woltosz Name: Walter S. Woltosz Title: CEO
SIM PLUS Simulations Plus, Inc., a California corporation By: /s/ Walter S. Woltosz Name: Walter S. Woltosz Title: CEO

Exhibit A

Section 338(h)(10) Election Valuation

Words+
Section 338(h)(10) Guidelines
As of October 31, 2011

Asset Description	FMV

Cash	205,687

Accounts Receivable	541,403

Inventory	365,989

Prepaid	62,996

Furniture, Fixture, and Demo Equip	98,145

Auto	3,265

Intangibles	200,780

Totals	1,478,265